Exhibit 10.28
FORM OF
    CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

    THIS CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETITION AGREEMENT (“Agreement”) is made as of this ____ day of _____, 20__ by and between ______, an individual (“Employee”) and UGI Corporation (“UGI” or “the Company”).

    WHEREAS, Employee has been extended an offer of employment with the Company as ______; and

    WHEREAS, Employee acknowledges that the business in which the Company is engaged is highly competitive, that the Company devotes a substantial amount of time and effort to the development and maintenance of Confidential Information (defined below) and that Confidential Information constitutes a valuable asset of the Company; and

    WHEREAS, Employee will be provided with and have access to Confidential Information during the course of Employee’s employment and is responsible for the overall management of the Company; and

    WHEREAS, the Company will introduce Employee to important actual and potential Company clients, customers, investors, service providers, vendors, suppliers, business partners and other relationships, and Employee will be responsible for maintaining and growing such relationships; and

    WHEREAS, the Company will be entrusting Employee with the goodwill of the Company; and

WHEREAS, Employee will have the opportunity to develop relationships with the Company’s employees, including the executive leadership team and senior management of the various business units; and

    WHEREAS, Employee agrees that Employee’s receipt of any of the foregoing would give Employee an unfair competitive advantage if Employee’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement; and

    WHEREAS, Employee agrees that the Agreement is intended for the benefit of the Company and its subsidiaries and affiliates; and

    WHEREAS, it would be detrimental to the Company for Employee to disclose Confidential Information or unfairly compete with the Company and unfairly solicit in a manner prohibited by this Agreement.

    NOW, THEREFORE, in consideration of Employee’s offer of employment, and the mutual promises contained herein, and intending to be legally bound, Employee and the Company agree as follows:

    1.    Whereas Clauses.
    The Whereas Clauses contained in the lettered paragraphs above are hereby incorporated and made a part of this Agreement.
    2.    Definitions.
        a.    The term “Confidential Information” as used herein shall mean an item of information, or a compilation of information, in any form (tangible or intangible) related to the Company’s, or its parents, subsidiaries’, and affiliates’, business or the business or personal affairs of the Company’s, or its parents, subsidiaries’, and affiliates’, customers, that the Company has not made public or of which it has not authorized public disclosure and that is not already generally known to the public or to other persons (individual(s) or entity(ies)) who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes known to others through improper means such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to, information regarding (1) actual or anticipated business; (2) products, sales and marketing plans; (3) technical data; (4) trade secrets; (5) past, present and prospective customer identities, lists, preferences, credit information and gas usage patterns; (6) pricing and marketing policies and practices; (7) financial and forecast information; (8) passwords, log-in information and other details relating to system access, databases and computer programs; (9) contractual and other dealings with customers, vendors and suppliers; (10) acquisition and strategic plans, including but not limited to global procurement strategy; (11) all operating policies and practices; and (12) any information Employee has reason to know that the Company treats, or its subsidiaries and affiliates treat as confidential for any purpose.
        b.    The term "Territory" refers to the 50 States of the United States and any other United States territories and foreign countries in which the Company, its parents, subsidiaries or affiliates, conduct business and in which Employee was responsible for performing services or about which Employee learned Confidential Information during the Look Back Period.
            c.    The term “Termination Date” means the last day that Employee performs services for the Company, regardless of the reason for Employee’s separation from the Company, whether voluntary or involuntary, and which party ends the employment relationship.
    3.    Confidential Information and Company Property.
        a.    Employee will protect the Confidential Information of the Company, its parents, subsidiaries, predecessors and affiliates, as well as Confidential Information of any other party to whom the Company owes an obligation of non-disclosure, from disclosure and will not divulge it during or after Employee’s employment to any other person or entity not associated with the Company, except as necessary to fulfill Employee’s obligations, duties and responsibilities associated with Employee’s work on behalf of the Company. To the extent that Employee is required to disclose Confidential Information in accordance with judicial proceedings or administrative orders, Employee shall give the Company reasonable notice prior to such disclosure and shall comply with any applicable protective order.
        b.    All reports, manuals, memoranda, electronic information and data and other materials made available to Employee by the Company during the performance of Employee’s duties are the property of the Company, and Employee will use all such property exclusively for the Company’s benefit and will return it, including copies, to the Company upon request of the Company, and in any event, without the requirement of a request, upon the termination of Employee’s employment. Employee shall take reasonable security precautions and measures to maintain and protect the confidentiality of Confidential Information, and shall follow all policies and procedures of the Company regarding the handling, use, access, distribution, maintenance, and disclosure of same.
        c.    Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or Confidential Information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
    4.    Intellectual Property Ownership

a.Employee recognizes, acknowledges and agrees that as part of Employee’s employment with the Company, Employee is expected to make new contributions of value to the Company. Employee agrees to promptly and fully disclose to the Company in writing any and all inventions, ideas, discoveries, information (including Confidential Information), trade secrets, works of authorship, documents, records, proposals, writings, drawings, curricula, plans, schematics, computer programs and modules (both source and object codes, display screens and layouts, intranet files and data, server-side website documents and files, functions, subroutines, procedures, variable definitions, libraries and linking scripts), projects, know-how, processes, formulas, designs, research data, clinical data, techniques, modifications, developments, improvements or revisions (collectively, “Inventions”), whether or not patentable or registrable under copyright, trademark or similar statutes subject to analogous protection, which Employee may in whole or any part make, devise, conceive, create, design, invent, develop, reduce to practice or discover, either solely or jointly with another or others (whether or not Company personnel), during Employee’s employment by the Company (whether at the request or upon the suggestion of the Company or otherwise, and whether during or outside of normal working hours), which (a) result from or relate to tasks assigned to Employee by the Company, (b) relate to the business of the Company or any of the products, services or technology sold, marketed or being developed by the Company, or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. All of the foregoing will belong exclusively to the Company and the Company will be deemed the author or creator thereof.
b.Employee will assign to the Company, and hereby does so assign, Employee’s rights, title and interest (including, but not limited to, any patents, copyrights and trademarks) in and to the Inventions and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and will communicate, without disclosing to others, all available information relating to the Inventions (with all necessary code, explanatory information, plans and models) to the Company.
c.Upon the request of the Company, whether made during or after the period of Employee’s employment with the Company, Employee will, without further compensation, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patents, copyright, trademark or other analogous protection. Employee further agrees that the Company is authorized to take such actions (including but not limited to making filings) in the Company and/or Employee’s name which the Company, in its sole discretion, deems necessary or desirable to accomplish the foregoing.
                                                    To preclude any possible uncertainty with regard to ownership of any developments or intellectual property, Employee represents that Employee has provided to the Company a list of developments that Employee has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (“Prior Developments”). If disclosure of any such Prior Developments would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee should not list such Prior Developments but only should disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If Employee has not provided any such list, Employee represents that there are no Prior Developments.
    5.    Non-competition and Non-solicitation.
    In order to protect, among other things, the Company’s interests and investment in Confidential Information, its relationships with its customers, vendors, contractors, and employees, and its goodwill, and as a material inducement to the Company to provide Employee with the consideration for this Agreement set forth above, Employee covenants and agrees that:
a.    Employee will not during the term of Employee’s employment with the Company and for the two (2) year period following the Termination Date, directly or through others, participate in soliciting or communicating with a Customer of the Company or, for the benefit of a Competitor, request, induce, or advise any Customer of the Company to withdraw, curtail, modify or cancel their business with the Company. For purposes of this Agreement, “Customer of the Company” means any Company customer with whom Employee had business-related contact or about which Employee received Confidential Information during the Look Back Period and any prospective customers of the Company which Employee solicited for the Company or received Confidential Information about during the Look Back Period; and “Competitor” means any business that provides a product or service that competes with the products or services of the Company, its parents, subsidiaries, or affiliates, that Employee was involved in or learned Confidential Information about during the Look Back Period.

Nothing in this Paragraph 5(a) shall prohibit Employee from passively investing in a publicly held business that competes with the Company provided Employee’s investment is less than 1% of the outstanding stock or market value of the business and Employee does not otherwise violate this Agreement.
b.    Employee will not during the term of Employee’s employment with the Company and for a period of two (2) year following the Termination Date, directly or through others (i) for the benefit of a Competitor’s operations or sales within the Territory, act individually or as an owner, operator, shareholder, principal, director, officer, consultant, partner, employee, contractor, agent, or otherwise (other than on behalf of the Company) provide services that are the same or similar in function or purpose to the services Employee provided to the Company during the last two (2) years of employment or such shorter period of time as Employee has been employed (“Look Back Period”) or (ii) provide such services that are otherwise likely or probable to result in the use or disclosure of Confidential Information or the conversion of Customers of the Company to the benefit of a Competitor and the detriment of the Company.
        c.    Employee will not during the term of Employee’s employment with the Company and for the two (2) year period following the Termination Date, directly or through others, participate in soliciting or communicating with any Company employee, consultant, or independent contractor for the purpose of persuading the employee, consultant, or independent contractor to end or modify the employee’s or independent contractor’s relationship with the Company.
    6.    Tolling.
    In the event Employee breaches any or all subparagraphs of Paragraph 5 of this Agreement and the Company seeks injunctive relief to enforce those provisions, the time period for Employee’s obligations will be extended by one day for each day Employee’s violation thereof, up to a maximum of one (1) year, or to the extent permitted by law.
    7.    Computer Fraud and Abuse Act (CFAA).
    Employee is only authorized to access the Company’s computers that are within the course and scope of Employee’s duties for the Company, and may only do so while in the active employment of the Company. All such authorization ends immediately upon the termination of employment. Employee is not authorized to access and use the Company’s computers, email, or related computer systems to compete or to prepare to compete, or to otherwise compromise the Company’s legitimate business interests, and unauthorized access to or use of the Company’s computers in violation of the foregoing may subject Employee to civil and/or criminal liability.
    8.    Remedies.
    Employee acknowledges that the Company’s remedies at law for any breach of the provisions contained herein would be inadequate and, in recognition of this fact, in the event of such a breach, in addition to any remedies at law the Company would be entitled to obtain, Employee consents to the issuance of equitable relief in the form of specific performance, temporary or permanent injunctive relief or any other equitable remedy which might be available. Employee agrees to pay any and all reasonable attorneys’ fees the Company incurs in successfully enforcing this Agreement, however, if Employee resides in and is subject to the law of a state that would convert this recovery of attorney’s fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear its own attorneys’ fees and costs. Nothing in this Agreement shall be construed to reduce or limit any common law or statutory duty Employee would otherwise owe to the Company absent this Agreement, including, but not limited to, the protection of trade secrets and Employee’s duty of loyalty; nor shall this Agreement limit or eliminate any remedies available to the Company for a violation of such duties.
    9.    Entire Agreement.

    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous communications, representations, arrangements or agreements, whether written or oral.

    10.    At-Will Statement.

    Nothing in this Agreement shall be construed to create a term or tenure of employment or to alter or create limitations on either party’s right to terminate the employment relationship between the Company and Employee at either party’s discretion. Any modifications of the at-will nature of the employment relationship between the parties, if any, must be contained in a separate written agreement executed by the          or the          of UGI Corporation.

    11.    Assignment.

    This Agreement shall be binding and inure to the benefit of the Company, its successors and assigns, and to the benefit of Employee. The Company may assign this Agreement to any party, without Employee’s consent. Employee may not assign this Agreement.

    12.    Amendment.
    This Agreement may only be amended by a written agreement signed by Employee and the _______ or the _______ of UGI Corporation.
    13.    Choice of Law and Venue.

    The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  The parties agree that all actions or proceedings that arise out of, are associated with, require the interpretation of, or that are in any way directly or indirectly related to the subject matter covered in this Agreement or to any matter related to Employee’s employment with the Company, shall be tried and litigated exclusively in the Court of Common Pleas for Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania. This choice of venue is intended by the parties to be mandatory and not permissive in nature. Therefore, the parties hereby waive any right to assert lack of personal jurisdiction or the doctrine of forum non conveniens or a similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance with this Paragraph. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT THE COURT OF COMMON PLEAS FOR MONTGOMERY COUNTY, PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA HAVE PERSONAL JURISDICTION OVER EMPLOYEE AND THE COMPANY FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING CONCERNING THE MATTERS DESCRIBED ABOVE.

    14.    Severability.

    If any provision, paragraph or subparagraph of this Agreement is found by any court to be void or unenforceable in whole or in part, this determination shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant. The parties agree, however, that should a court construing this Agreement determine that any provision of the Agreement is overbroad or unenforceable, the court shall reform any overbroad or unenforceable provision in a manner that provides the Company with the greatest level of protection permissible by applicable law.

    15.    Additional Provisions.
        a.    Employee agrees to disclose the existence of this Agreement to any business, entity, person, firm, association, or corporation that Employee intends to be employed by, associate with, or provide consulting services for in order to ensure compliance with this Agreement. Employee hereby authorizes the Company to disclose the existence of this Agreement and to provide a copy of this Agreement to any of Employee’s prospective or actual employers or any business, entity, person, firm, association, or corporation that Employee intends to associate with or to provide consulting services.
        b.    In the event Employee leaves the employ of the Company, Employee agrees to notify the Company of the identity, address and phone number of Employee’s next employer or affiliated business or entity with which Employee intends to associate with or to provide consulting services, as the case may be, and the scope and nature of activities involved in Employee’s new role. The required notification shall be sent to the          and the          for the Company. Employee hereby consents to the notification of Employee’s new employer or affiliated business or entity, as the case may be, of Employee’s rights and obligations under this Agreement and will not assert that the Company’s doing so constitutes actionable interference or wrongdoing.
        c.    Employee acknowledges that Employee has read and understands this Agreement, believes it to be reasonable, and is signing it voluntarily. Employee acknowledges that Employee’s obligations under this Agreement will not impose an unreasonable economic hardship on Employee and are reasonable and necessary to protect the Company’s legitimate business interests.
        d.    Employee acknowledges that Employee is not bound by any agreement or understanding with any third party that would inhibit Employee in any way from working for the Company. To the extent that Employee has any confidentiality obligations or other restrictions under any applicable agreements with third parties, Employee agrees not to violate the terms of any such agreements or use any such confidential information of third parties in Employee’s employment with the Company.
        e.    The Parties recognize and acknowledge that Employee, over the course of Employee’s employment with the Company, may be provided with a new job title or otherwise hold a position with the UGI Family of Companies (through promotion or otherwise) involving Employee’s provision of different services than those for which the Company initially hired Employee or which Employee is currently performing. Employee agrees that this Agreement shall be – and is intended to – govern any such future role with the UGI Family of Companies and, therefore, Employee expressly waives any claim that this Agreement is unenforceable due to such change.

Dated this ___ day of _____ , 20__

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